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                                                                   EXHIBIT 12.1

                              SPORTSLINE USA, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                       Three months ended
                                                                                                            March 31,
                                                                                                       -------------------
                                       1994        1995        1996          1997          1998          1998       1999
                                      -----      -------     --------      --------      --------      -------    --------
 Net Loss......................       $(404)     $(6,108)    $(16,103)     $(34,177)     $(35,509)     $(9,006)   $(10,128)
 Plus Fixed charges:
   Interest expense including
    amortization of debt
    issuance costs.............          50           51          161           146           118           27         186
   Assumed interest element
    included in rent expense(1)          16           55           60           180           245           64         100
                                      -----      -------     --------      --------      --------      -------    --------
                                         66          106          221           326           363           91         286
                                      -----      -------     --------      --------      --------      -------    --------
 Adjusted earnings (loss)......        (338)      (6,002)     (15,882)      (33,851)      (35,146)      (8,915)     (9,842)
 Fixed Charges.................         (66)        (106)        (221)         (326)         (363)         (91)       (286)
                                      -----      -------     --------      --------      --------      -------    --------
Deficiency of earnings
  available to cover fixed
  charges.....................        $(404)     $(6,108)    $(16,103)     $(34,177)     $(35,509)     $(9,006)   $(10,128)
                                      =====      =======     ========      ========      ========      =======    ========

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(1) Total rent expense for the period divided by three. This is the portion of rental expense which the Company believes to be representative of interest.